STATE OF CONNECTICUT







                  DEPARTMENT OF PUBLIC UTILITY CONTROL
                         TEN FRANKLIN SQUARE
                        NEW BRITAIN, CT 06051



DOCKET NO. 00-05-010  APPLICATION OF THE CONNECTICUT LIGHT AND
                      POWER COMPANY FOR APPROVAL OF THE ISSUANCE
                      OF RATE REDUCTION BONDS AND RELATED
                      TRANSACTIONS




                             November 8, 2000
                       By the following Commissioners:


                              Glenn Arthur
                           Linda Kelly Arnold
                            Jack R. Goldberg







                                 DECISION










I.     INTRODUCTION

A.     Summary
B.     Background
C.     Conduct of the Proceeding
D.     Parties and Intervenors

II.    ANALYSIS

A.     The Proposed RRB Transaction
B.     Transition Property
C.     Formation/Capitalization of SPE and Sale of Transition Property
D.     Issuance of SPE Debt Securities and RRBs
E.     The RRB Charge
        1.  Exit Fees
        2.  Reduction in Overall Cost of Capital
        3.  Working Capital Allowance
        4.  CTA Shortfalls
        5.     Ongoing Transaction Costs
F.     Servicing of RRBs
G.     Third Party Suppliers
H.     Credit Enhancement
I.     Tax Considerations
J.     Accounting and Financial Reporting
K.     True-Sale Opinion and Collection Shortfalls
L.     Savings/Benefits to Ratepayers
m.     Use of Proceeds

III.   FINDINGS OF FACT
III    CONCLUSION, AUTHORIZATIONS AND ORDERS

A.     Conclusion
B.     Authorizations
C.     Orders






                                   DECISION

i.    Introduction

a.    Summary

      Sections 8 and 9 of Public Act 98-28, codified as Section 16-245e and
Section 16-245f of the General Statutes of Connecticut (Conn. Gen. Stat.), permit an electric distribution company to submit a request for securitization through rate reduction bonds (RRBs) of certain stranded costs, including mitigation costs, generation-related regulatory assets, long-term contract costs that have been bought out or bought down, and refinancing costs. In this Decision, the Department of Public Utility Control (Department) approves the issuance of a financing order approving and authorizing the issuance of RRBs by The Connecticut Light and Power Company (CL&P or Company). The rate reduction bonds will be used for the recovery of certain stranded costs and related transactions pursuant to Conn. Gen. Stat. Sections 16-245e to 16-245k. The Department also finds that the Company has satisfied the condition precedent for the issuance of the RRBs; namely that CL&P has demonstrated that the savings attributable to such funding will be passed on directly to customers and that such funding will not give CL&P or its affiliates an unfair competitive advantage.

     The Financing Order provides for the collection of the monies to fund or pay the RRBs through a non-bypassable rate reduction bond charge. This RRB Charge will be a component of the Competitive Transition Assessment (CTA) in amounts sufficient to recover the principal, interest, credit enhancement, fees and expenses associated with the RRBs. The RRB Charge will be applied equally to all retail customers within the same class.

     This Decision also finds that there is a clear ratepayer benefit from the issuance of the RRBs. Chiefly, ratepayers pay a carrying charge of 10.85% on outstanding regulatory assets. Ratepayers would benefit if the all-in costs of securitization through RRBs were lower than the 10.85% cost. Based on current market conditions, it is anticipated that the carrying charge to ratepayers of 10.85% will be reduced to approximately 7.91% through the use of the RRBs. The Department finds that securitizing at an all-in cost of less than 10.85% results in an immediate reduction in revenue requirements and allows the Company a quicker recovery of stranded costs.
The Department concludes in this Decision that there will be a direct savings to ratepayers as a result of securitization and issuance of RRBs.

     The Department will allow CL&P to use the proceeds from the RRBs chiefly to pay Independent Purchase Power (IPP) contracts at negotiated buyout rates including approved lump sum buyout payments. In addition the proceeds can be used to pay transaction costs and refinancing costs associated with capital reduction.

B.    BACKGROUND

     By Application dated May 31, 2000 (Application), filed pursuant Conn. Gen. Stat. Sections 16-245e to 16-245k, CL&P requests the issuance of a financing order from the Department approving the issuance of RRBs for the recovery of certain stranded costs and related transactions (Financing Order). The Company also requests that the Financing Order include a transaction description, findings, orders and approvals substantially similar in language to those contained in the Application, Exhibit 4.

     By Decision dated July 7, 1999 in Docket No. 99-02-05, Application of The Connecticut Light and Power Company for Calculation of Stranded Costs (Stranded Cost Decision), the Department approved approximately $3.6 billion as the total amount of CL&P's stranded costs. At the time of the Stranded Cost Decision, the costs of certain mitigation efforts, such as the buyout/buydown of independent power producer contracts, as well as the cost of retiring capital, were not yet quantifiable and, therefore, were not considered in that Decision.

     By Decision dated October 1, 1999 in Docket No. 99-09-36, DPUC Determination of The Connecticut Light and Power Company's Standard Offer (Standard Offer Decision), the Department determined that certain eligible stranded costs of CL&P qualify for recovery through the issuance of RRBs.

C.    Conduct of the Proceeding

     Pursuant to a Notice of Hearing dated August 22, 2000, the Department held a public hearing in this matter in its offices, Ten Franklin Square, New Britain, Connecticut 06051, on September 21, and 22, 2000 and October 5, 2000, at which time it was closed.

     The Department issued a draft Decision in this matter on October 27, 2000. All parties and intervenors were provided an opportunity to file written exceptions to and give oral argument on the draft Decision.

D.    Parties and Intervenors

     The Department designated The Connecticut Light and Power Company, P.O. Box 270, Hartford, Connecticut 06141-0270; and the Office of Consumer Counsel
(OCC), Ten Franklin Square, New Britain, Connecticut 06051, as parties to this proceeding.

II.   ANALYSIS

A.    The Proposed RRB Transaction

     Sections 8 to 14, inclusive, of Public Act 98-28, An Act Concerning Electric Industry Restructuring (Act), codified as Conn. Gen. Stat. Sections 16-245e to 16-245k (Securitization Statute), allows for the use of securitization for only certain stranded costs, such as generation-related regulatory assets, purchased power contracts that have been reduced to a fixed present value, and mitigation efforts as calculated pursuant to Section 8(c) of the Act. Such securitization requires prior approval by the Department in the form of a financing order and is further subject to the full review and prior approval of the State of Connecticut, acting through the office of the State Treasurer (Finance Authority or State). The Securitization Statute grants the Department the authority to review a securitization application and issue a Financing Order for the recovery of such eligible stranded costs. No stranded costs shall be funded with the proceeds of RRBs unless the Company demonstrates that the resulting savings will be passed on to customers. The Department can only approve securitization if it finds that this will not give the Company or its generation affiliates an unfair advantage.

     The Securitization Statute authorizes the Department to issue a Financing Order that creates an irrevocable property right (Transition Property) to bill and collect a non-bypassable charge (RRB Charge), which will be a component of the CTA, in amounts sufficient to recover the principal, interest, credit enhancement, and fees and expenses associated with RRBs. Pursuant to Conn. Gen. Stat. Section 16-245j(b), the State pledges and agrees with the owners of the Transition Property and holders of RRBs that the State shall neither limit nor alter the RRB Charge, the Transition Property, this Financing Order, and all rights thereunder until RRBs, together with interest thereon, are fully met and discharged, unless adequate provision is made for the protection of the owners or holders. The Securitization Statute also provides that Transition Property may be sold in a true sale transaction to a special purpose entity (SPE) to facilitate the issuance of RRBs and related notes (SPE Debt Securities).

     In the instant docket, CL&P is applying to the Department for a Financing Order approving the issuance of RRBs in the aggregate principal amount of approximately $1.55 billion and related transactions pursuant to the terms of the Securitization Statute. Late Filed Exhibits No. 2 and 7HS01. This proposed structure is subject to modification, depending on (i) negotiations with rating agencies selected by CL&P, subject to the approval of the Finance Authority, to assign credit ratings to the RRBs and the SPE Debt Securities, (ii) requirements of tax authorities, and (iii) market conditions at the time the RRBs and SPE Debt Securities are issued. CL&P states that the proposed structure is intended to minimize debt service costs, maximize ratepayer savings and create a substantially level RRB Charge over the life of the RRBs while obtaining the highest possible rating for the RRBs. The final structure, pricing, terms, and conditions will be determined by CL&P at the time the RRBs are priced, subject to the approval of the Finance Authority as provided herein, and after input from the rating agencies, tax authorities, and the underwriters.

     The Department authorizes CL&P to securitize approved eligible stranded costs and recover such amount, together with the transaction costs of issuing the RRBs and SPE Debt Securities, from its retail customers through the RRB Charge, as discussed below. CL&P's right to collect the RRB Charge is irrevocable pursuant to Conn. Gen. Stat. Section 16-245i(b)(1), and the charge itself is non-bypassable to CL&P's customers pursuant to Conn. Gen. Stat. Section 16-245e(a)(2). The Transition Property is the principal asset underlying the RRBs and represents a continuously existing property right created pursuant to Conn. Gen. Stat. Section 16-245h(a).

B.    Transition Property

     CL&P proposes that the Department, among other things, establish the Transition Property. Application, Exhibit 4. The Application identifies all items that are currently eligible for securitization as identified in the Standard Offer Decision. Tr. 9/21/00, p. 52. CL&P anticipates securitizing the approved amounts over 10 years. Tr. 10/5/00, p. 368. Originally, CL&P calculated balances for each item as of July 1, 2000. Soderman PFT, Exhibit RAS2. CL&P then revised the amounts to reflect the balances for each item as of January 1, 2001. Late Filed Exhibit Nos. 2 and 7-HS01. The amounts requested are as follows:

                                                      Amount
                                                     Requested
                                                       (000)

FAS 109 Regulatory Asset                           $   211,076
Unamortized Loss on Reacquired Debt                     15,253
Connecticut Yankee Regulatory Asset                   103,495
Maine Yankee Regulatory Asset                          71,277
Cost of Retiring Debt and Preferred Stock              10,396
PPA Buyout/Buydown Payments                         1,036,469
PPA Entitlement Auction                               102,276

TOTAL                                            $  1,550,242

      Source: Late Filed Exhibits No. 2 and 7-HS01

     CL&P provided exhibits that show that securitization of regulatory assets, PPA Buyouts/Buydowns and call premiums brings about savings to customers when compared to total revenue requirements based on current amortization schedules and revenue streams. The exhibits also show that securitization brings about savings when compared to total revenue requirements if all items are recovered over 10 years without securitization. Soderman PFT, Exhibit RAS2; Late Filed Exhibit No. 7.

      For the regulatory assets, the Company started with the December 31, 1999, balances and reflected actual amortizations for 2000 based on the levels approved in the Standard Offer Decision. In addition, the Maine Yankee (MY) balance was adjusted to reflect a revised estimate of the total owed and the Connecticut Yankee (CY) balance was adjusted to reflect the settlement in 2000. Tr. 10/5/00, pp. 355, 356, 364 and 367.

     The Department has reviewed many exhibits, including Soderman PFT, Exhibit RAS2 and Late Filed Exhibit No. 7. The Company has clearly shown that securitization of the eligible regulatory assets brings about savings to ratepayers when compared to recovering those assets at the Company's cost of capital.

     The purchased power agreement (PPA) buyouts (PPA Buyouts/Buydowns) balances as of January 1, 2001, are based on the Company's best estimate of what the payments would be if it received extensions of the original contracts. Some contracts do not have an agreed upon amount if the payment is not made until 2001. Some of them have clauses regarding interest, others are silent. Late Filed Exhibit No. 2; Tr. 10/5/00, pp. 367 and 368. Therefore, the Company requests that the Department approve securitization of PPA Buyouts/Buydowns in an amount up to, but not exceeding, the amounts set forth in Late Filed Exhibit No. 2. CL&P Brief, p. 17. The Company also requests to securitize PPA Buyouts/Buydowns for which it has contracts that have not been approved by the Department. Tr. 9/21/00, p. 53.

     In addition, CL&P requests that the Financing Order provide that if a delay in closing one or more of the IPP transactions beyond December 31, 2000 results in a different buyout or buydown arrangement that must be approved by the Department, securitization of the new buyout or buydown arrangement shall be allowed in the amount as determined by the Department in any such IPP docket. CL&P Brief, p. 17.

     OCC believes that the PPA Buyouts/Buydowns should not be securitized because such securitization would not benefit ratepayers. The savings presented in this proceeding are less than the savings calculated in the individual PPA Buyout/Buydown dockets. OCC Brief, pp. 22 and 23 (Protected).

     In the Standard Offer Decision, the Department did not approve securitization of the PPA Buyouts/Buydowns since none had been approved at that time. The Department further stated that in the securitization proceeding, it would ensure that benefits from securitization of PPA agreements exist and are passed on to ratepayers. Standard Offer Decision,
p. 54. Late Filed Exhibit No. 6 presented calculations of PPA Buyouts/Buydowns under various discount scenarios. In each case, savings, while they may be less than anticipated in prior dockets, were greater under securitization. Therefore, the Department disagrees with OCC that the PPA Buyouts/Buydowns should not be eligible Transition Property. CL&P may securitize each PPA Buyout/Buydown in an amount up to, but not exceeding, the individual amounts set forth in Late Filed Exhibit No. 2. Currently, the only PPA Buyout/Buydown that has not been approved is the escrow account from the PPA Entitlement Auction. If the PPA Entitlement Auction is approved, then CL&P may include the escrow amount in its securitization financing.

     At this time, the Department denies CL&P's request to securitize in this Financing Order new PPA Buyouts/Buydowns that result from the delay in securitization financing that must be approved by the Department. The new PPA Buyouts/Buydowns will be reviewed by the Department in a future proceeding. The Department cannot determine if securitization is appropriate until the new PPA Buyout/Buydown terms and conditions are examined to determine if they are cost effective based on the discount rates and financing costs in effect at that time.

     The Company's estimate of the call premiums include those associated with the debt to be retired with the proceeds from securitization as well as the debt that was retired with the fossil/hydro asset proceeds. Late Filed Exhibit No. 2. OCC believes that call premiums associated with the fossil/hydro asset sale are not securitizable under the provisions of the restructuring act. OCC Brief, pp. 2 and 17. OCC believes the premiums should not become an obligation of ratepayers because, among other things, ratepayers paid the cost of the underlying assets and have given those proceeds to the Company. OCC Brief, p. 21.

     The Department disagrees with OCC that call premiums associated with the fossil/hydro asset sale are not securitizable. The call premiums incurred in the process of divesting generating assets are legitimate mitigation costs and therefore they may be securitized.

     OCC requests that the Department direct CL&P to apply the net present value (NPV) adjustment to all assets it seeks to securitize. OCC Brief, p.
2. CL&P and OCC's witness Rothschild presented exhibits that quantified the effects from securitizing the NPV of the regulatory assets. The difference in the results comes about from the value each calculation placed on the associated regulatory liability. OCC's exhibit showed a lower offsetting regulatory liability resulting in fewer savings than the Company's calculation using the NPV approach. However, both exhibits show fewer savings from securitizing the NPV then from securitizing the current balance of the regulatory asset, which is CL&P's preferred methodology and the one previously approved by the Department. Soderman PFT, Exhibit RAS5; Rothschild PFT, Exhibit JAR 2; Tr. 9/22/00, p. 441; CL&P Brief, p. 13.

     The Department has ruled in the Stranded Cost Docket that it is proper for the Company to calculate the amount to be securitized as the current book value, not the NPV of future recoveries. OCC has not provided evidence that propels the Department to reverse that Decision. In fact, the Department notes that OCC analysis shows that CL&P's methodology provides greater savings. Therefore, the Company shall securitize the book value of the regulatory assets at the time of the financing.

     Securitization of the proposed Transition Property results in clear benefits to ratepayers. Therefore, the Department approves the requested amount of Transition Property. However, as discussed above, CL&P shall not securitize new PPA Buyouts/Buydowns that require future Department approval.

C.   Formation/Capitalization of SPE and Sale of Transition Property

     CL&P states it will create one or more bankruptcy-remote SPEs, each of which is expected to be a Delaware limited liability company wholly-owned by CL&P and authorized to acquire Transition Property and to issue SPE Debt Securities. Each SPE will consitute a "financing entity" for purposes of the Securitization Statute. Englander PFT, p. 12. For purposes of attaining the desired rating on the RRBs, the Transition Property must be bankruptcy-remote from CL&P. This will be achieved through the sale of the Transition Property to the SPE. For each SPE to remain bankruptcy-remote from CL&P, the fundamental organizational documents of each SPE will impose significant limitations on its activities and the ability of CL&P to take actions as the holder of the equity interest therein. Each SPE will be formed for the limited purpose of acquiring the Transition Property and issuing and selling the SPE Debt Securities. It will not be permitted to engage in any other activities, and will have no assets other than the Transition Property and other SPE collateral.

     CL&P will provide the intial capitalization of each SPE in an amount anticipated to be at least 0.50% of the initial principal balance of RRBs issued with respect to such SPE, which capitalization amount will be deposited into the Capital Subaccount (discussed later). The adequate capitalization of the SPE supports the claim that it is a viable entity with a separate legal status for the bankruptcy remoteness and tax analysis. This capitalization is required so that CL&P may treat the SPE Debt Securities issuance by the SPE as debt for tax purposes.

     Each SPE will be managed by a management committee, which will have rights and authority similar to that of a board of directors for a corporation. As long as the SPE Debt Securities and the RRBs remain outstanding, CL&P shall be required to cause each SPE to have at least two independent directors or managers (i.e., directors or managers not affiliated with CL&P). Without the consent of these independent directors or managers, each SPE will be unable (a) to amend provisions of fundamental organizational documents which ensure the bankruptcy-remoteness of such SPE, (b) to institute bankruptcy or insolvency proceedings or to consent to the institution of bankruptcy or insolvency proceedings against it, or (c) to dissolve, liquidate or wind up the SPE. Other provisions may also be included to support the bankruptcy-remote character of each SPE as required by the rating agencies. Englander PFT, pp. 12-13; Tr. 9/21/00, pp. 87-89.

     Because each SPE will be a special-purpose entity with limited business activities and no staffing, it is anticipated that each SPE will enter into an administration agreement (Administration Agreement) with CL&P pursuant to which CL&P shall perform administrative services and provide facilities for each SPE to ensure that it is able to perform such day-to-day operations as are necessary to maintain its existence and perform its obligations under the RRB Transaction documents. The Administration Agreement incorporates provisions to ensure that CL&P will be paid a market-based fee (Administration Fee) in an amount commensurate with its costs of performing such services and providing such facilities. Id.

     CL&P will sell all of its rights in the Transition Property to one or more SPE in transactions each of which under Conn. Gen. Stat. Section 16-245k(h) will be treated as a legal true sale and absolute transfer to such SPE. Because of such true sale treatment, the Transition Property owned by an SPE would not, should there arise a CL&P bankruptcy, become part of the CL&P bankruptcy estate and CL&P creditors would have no recourse to the Transition Property or the RRB Charge.

     The Department recognizes that there are additional applications currently in process that may be eligible for securitization, consequently, the potential exists for issuing additional securitization bonds through a separate SPE in the future. CL&P states that it would establish a separate SPE to issue those additional securitization bonds and transfer its Transition Property to the SPE in order to be treated as a legal true sale. Response to Interrogatory EL-5; Tr, 9/21/00, p. 57. The Department approves the formation of more than one SPE to allow CL&P the flexibility to issue securitization bonds in more than one transaction. In accordance with all applicable Connecticut law, rules and regulations, the Department also approves the initial capitalization of each SPE by CL&P, subject to prevailing market conditions at the time of RRB pricing.

D.   Issuance of SPE Debt Securities and RRBs

     To raise the funds to pay the purchase price of the Transition Property to CL&P, an SPE will issue and sell SPE Debt Securities to a special purpose trust established by the Finance Authority. The special purpose trust, which, like the SPE, will constitute a "financing entity" under the Securitization Statute, will sell interests in the SPE Debt Securities by issuing and selling RRBs, the proceeds of which, net of transaction expenses, will be remitted to such SPE and ultimately to CL&P. The terms of the RRBs will mirror substantially the terms of the SPE Debt Securities unless an interest rate exchange agreement or other hedging arrangement is implemented. Englander PFT, p. 15; Tr. 9/21/00, pp. 110-112.

     All of the assets of such SPE, including, without limitation, the Transition Property and the other collateral of the SPE (Other SPE Collateral), will be pledged as collateral to secure the SPE Debt Securities. The Other SPE Collateral will include (i) the rights of each SPE under all RRB Transaction documents, including, the sale agreement by which each SPE acquires all rights in the Transition Property, the servicing agreement by which CL&P or any successor in that capacity acts as servicer (Servicer) of the Transition Property, and the Administration Agreement, (ii) the rights of each SPE in and to the collection account and any subaccounts established therein including the general subaccount, the overcollateralization subaccount, the Capital Subaccount, and the reserve subaccount, and (iii) any investment earnings on amounts held by such SPE. Investment income earned in the collection account and any subaccounts may be used to satisfy scheduled interest and principal payments and to replenish the SPE's equity and the scheduled overcollateralization amount as needed. Any earnings in excess of required amounts in such collection accounts (other than the Capital Subaccount) will reduce the RRB Charge through the true-up mechanism.

     RRBs sold to investors will take the form of pass-through certificates representing undivided beneficial interests in the SPE Debt Securities and any hedging agreement entered into in connection with the transaction. SPE Debt Securities will take the form of promissory notes secured by a first priority statutory lien on all Transition Property as provided in Conn. Gen. Stat. Section 16-245k(g), together with a pledge of the Other SPE Collateral. Englander PFT, p. 17.

     It is anticipated that the RRBs will be issued and sold in multiple classes to capital market investors in one or more series, each having a distinct principal amount, term, interest rate and amortization schedule.
The form, interest rate (whether fixed or variable), repayment schedule, classes, number and determination of credit ratings, and other characteristics of the RRBs and SPE Debt Securities will be determined at the time of pricing based on then-current market conditions, with the objective to achieve the lowest all-in financing cost possible. Under certain circumstances determined by the Finance Authority, the RRBs and SPE Debt Securities may be subject to call provisions and may be refinanced through a subsequent issuance of SPE Debt Securities and RRBs to the extent such refinancing would result in a lower interest cost associated with the RRBs and the SPE Debt Securities refinanced. Englander PFT, pp. 15 and 18; Response to Interrogatory EL-2; Tr. 9/21/00, pp. 106-108.

     The RRBs and the SPE Debt Securities are expected to be sold at or near par value and will not in any event be sold for more than par value. All accrued interest on the SPE Debt Securities and the RRBs will be paid not less frequently than semiannually. The SPE Debt Securities and the RRBs will not be subordinated to the claims of any creditors or the equity owner of the SPE, other than for payments of trustee, servicing fees, and other specified transaction-related fees.

     The RRBs and SPE Debt Securities will, by their terms, be nonrecourse to CL&P and its assets, and, in accordance with Conn. Gen. Stat. Section 16-245j(c)(1), will not be secured by a pledge of the general credit, full faith or taxing power of the State or any agency or subdivision of the State (other than the special purpose trust). Instead, the SPE Debt Securities and RRBs will be secured by a pledge of all of the right, title, and interest of each SPE in the Transition Property and the Other SPE Collateral. The final terms and conditions of the SPE Debt Securities and the RRBs shall be subject to the approval of the Finance Authority. Englander PFT, pp. 15-18.

     The targeted ratings on the RRBs will be triple-A. Because principal payments will likely be made at different times on each class of RRBs and SPE Debt Securities, each class will have different expected and legal final maturity dates. The RRBs and SPE Debt Securities will have final maturities not later than December 31, 2011, in accordance with Conn. Gen. Stat. Section 16-245j(c)(6). Id; Response to Interrogatory EL-18.

     The RRBs and the SPE Debt Securities will be repaid from charges to all retail customers through the collection of the RRB Charge, discussed below, by CL&P or any successor to the CL&P distribution system, any other successor Servicer from which the customer has chosen to receive electric service. Application, Exhibit 4, p. A-9.

     CL&P anticipates that the RRBs will be fixed rate instruments, and will only issue variable RRBs if such issuance, as determined by CL&P, subject to the approval of the Finance Authority, will result in a lower net interest cost on the RRBs. Response to Interrogatory EL-11. If variable rate RRBs are issued, the special purpose trust will enter into a hedging agreement whereby the special purpose trust would make fixed payments to a counterparty, and the counterparty would make variable rate payments to RRB holders. These fixed rate payments would be taken into account in calculating the RRB Charge. This protects the special purpose trust and ratepayers against the risk that interest rate fluctuations would cause variable rates to exceed the fixed rates that were used to calculate the RRB Charge. Id.; Tr. 9/21/00, pp. 108-110.

E.   The RRB Charge

     Pursuant to the Standard Offer Decision, the Company will recover securitized stranded costs and RRB costs from customers through a mechanism called RRB Charge. The RRB Charge is a monthly usage-based component of the CTA charge on customer bills and will be footnoted as such. Soderman PFT, p. 15.

     The Company states that the name of the SPE, as owner of the RRBs, will also be indicated in the footnote. The CTA Charge would be noted with an asterisk accompanied by the footnote in the Account Messages section of the bill. The Company believes that identifying the RRB ownership in this manner would be one of the components necessary to demonstrate the legal true sale character of the transition property. The Company submitted a copy of the proposed RRB footnote. However, the Company stated that it would consult with the Department in formulating acceptable language for the footnote. Soderman PFT, p. 15; Application, Exhibit 4, p. A-12; Tr.9/22/00, pp. 303-309; Tr. 10/5/00, pp. 290-293; Late Filed Exhibit No. 9.

     The RRB Charge will be calculated and set at a level intended to result in customer cash collections that are sufficient to pay the principal and interest of the RRBs in accordance with the expected amortization schedule, costs of servicing the RRBs, operating expenses and funding of credit enhancements. The RRB Charge calculation incorporates the following: (1) outstanding principal amount of the RRBs; (2) annual ongoing costs associated with RRBs; (3) generally level debt service payments; (4) payments of principal and interest; (5) projected kWh sales; (6) estimated collection curves; (7) interest rates on RRBs and any hedge payment; (8) the period over which the RRB Charge is being calculated and billed; and (9) overcollaterization and other subaccount funding. Soderman PFT, pp. 15-16.

     The RRB Charge may be higher or lower depending on the actual coupon and initial principal amount, actual ongoing transaction costs, actual issue date,changes in factors as determined at the time of the RRB pricing and changes in forecasted kWh sales. In order to ensure that the RRB Charge collections are sufficient to cover the periodic rate reduction bond payment requirement, CL&P proposes to file annual true-ups with the Department called Routine True-Up Letters. The filing would be made fifteen days prior to January 1 each year. The Company proposes to file more frequently if necessary. The resulting adjustments to the RRB Charge will be automatically effective January 1 each year as specified in the routine true-up letter. In addition, CL&P proposes to file non-routine true-up advice letters. The non-routine true-up letter would be subject to review and would be effective within 60 days after such filing. Soderman PFT, pp. 20-21.

     As a component of the CTA, any increase in the RRB Charge would result in a reduction of the amount being collected for non-securitized stranded costs, and probable deferral unless the level of the CTA is increased. If, as a result of a true-up calculation, the RRB Charge were to increase above the CTA then in effect, the CTA on the effective date of the RRB Charge adjustment must be increased to the amount of the RRB Charge. If the adjustments to the CTA necessary to meet required RRB funding threaten the rate cap in effect through December 31, 2003, CL&P requests that the Department instead, effective as of the time of the RRB Charge adjustment, adjust the components of CL&P's standard offer rates and charges, other than the RRB Charge, as necessary to stay within the rate cap. Additionally, CL&P further requests that if, as such adjustment is needed, CL&P is not allowed to collect on a current basis any rate or charge that it would be allowed to collect but the adjustment to maintain the RRB Charge, the portion of the rate or charge that is not collected on a current basis will be deferred along with the applicable carrying charge. This deferral of uncollected rates or charges will apply solely to adjustments required to maintain the RRB and will not affect the Department's legal authority to make a separate determination to adjust CL&P's rates and charges on any other basis.
Soderman PFT, pp. 23-24.

     If the RRB Charge collections exceed the amount necessary to amortize the RRBs at the level set forth in the expected amortization schedule and to provide for the payment of all ongoing costs associated with the RRB transaction, including interest, credit enhancement and fees, such excess will be held in a reserve subaccount. The amounts in the reserve subaccount and earnings in the account will serve to cover shortfalls and reduce the RRB Charge and related collections in the subsequent period. If the available RRB Charge collections are less than the amount necessary to pay fees, expenses, interest, credit enhancement and to amortize the RRBs to level set forth in the expected amortization schedule, then the RRB Charge and the related collections in the subsequent period will be increased to reflect the shortfall. Soderman PFT, p. 28.

     The initial RRB Charge is estimated to be approximately 0.915 cents/kWh. Soderman PFT, p. 27. The RRB Charge collections will be remitted to the Collection account which is comprised of four subaccounts. If RRB Charge collections in any period are insufficient to satisfy the SPE's payment obligations, then amounts in the reserve subaccount, the overcollateralization subaccount, and the Capital Subaccount are used to satisfy scheduled principal and interest payments, respectively. To the extent the funds in the overcollateralization subaccount or the Captial Subaccount are used to satisfy principal and interest payments, future RRB Charges will be adjusted to replenish such funds through the true-up mechanism. Englander PFT, p. 32.

     The Department recognizes that RRB Charge collections variances could occur and true-up adjustments may be necessary. Adjustments may occur as a result of updated servicer forecasts, charge-offs, payment rates, energy sale forecasts, etc. Additionally, variances may be the result of changes in the weighted average interest rates as earlier-maturing classes are repaid, principal amortization for the following period is less than or greater than the prior period and expenses of the SPE change. As a result of these variances, the SPE may be unable to meet the period RRB Payment Requirement. As proposed, CL&P would file routine true-up letters. The Department accepts this method and realizes these adjustments may affect other components of the CTA charge. The Department encourages the Company to minimize the true-up adjustment letters in an attempt to truncate the annual CTA filing. At the time of the annual CTA proceeding, the Department will review the calculation of RRB revenues collected by the Company and to ensure that revenues match the costs associated with the RRBs for the past year. As part of the annual CTA proceeding, the Company shall submit information to indicate the actual CTA collected and the accounts it is being applied to.

1.    Exit Fees

     The Company requests that the Financing Order state that the RRB charge may in the future include a pro rata component of any exit fee collected from any retail customer. Soderman PFT, p. 21. Currently, there are no approved exit fees for CL&P and the Company is not allowed to impose such fees on its own. The Department notes that collection of a portion of the RRB as an exit fee from customers leaving the system is not necessary to ensure that the Financing Authority receives full compensation for the bonds. The Department will consider including the RRB Charges as a component to the exit fee if and when exit fees are determined to be appropriate.

2.   Reduction in Overall Cost of Capital

     The record reasonably demonstrates that issuance of the SPE Debt Securities and use of the proceeds as proposed by CL&P will result in an overall reduction of its cost of capital, taking into account the cost of financing. CL&P will use a portion of the proceeds from the RRBs to retire long-term debt which is higher-cost than the SPE Debt Securities and may also retire short-term debt if the alternative would be to refinance such debt at a higher cost than the SPE Debt Securities. CL&P will determine which of its retirable debt issues are higher-cost than the SPE Debt Securities. Nonetheless, if proceeds from the SPE Debt Securities are used to finance and/or retire debt, its cost of debt would decrease.

     To date, CL&P's average embedded cost of debt is 6.97%. Response to Interrogatory OCC-010. If, as CL&P contemplates, $ 452,012,000 of total debt is retired, the effect of refinancings made possible by the securitization proceeds will reduce the average embedded cost of debt from 6.97% to 6.61%. Id. OCC's witness, Mr. Rothschild, estimates that this reduction in the embedded cost of debt results in approximately $4.4 million in annual interest cost savings. OCC argues that the $4.4 million is a direct savings made possible only by the issuance of securitization financing, therefore, part of the savings that should be passed on to ratepayers as part of the overall cost/benefit computations. Rothschild PFT, pp. 8-10.

     The Department cannot selectively update the Company's capital structure or consider adjustments that are more appropriately considered in the context of a full rate case. In fairness, all components of the distribution company's revenue requirements must be looked at in a general ratecase, where the Department would apply the ratemaking principles contained in Conn. Gen. Stat. Section 16-19e. Therefore, the Department declines to consider adjustments to CL&P's capital structure until CL&P's next ratecase proceeding.

3.     Working Capital Allowance

CL&P has included a working capital allowance for ratemaking purposes in its calculations to reflect the servicing of RRBs on a cash basis. CL&P states that bondholders require that the actual RRB Charge, which is used to determine how much cash from a customer's bill is remitted to the SPE for future remittance to bondholders, be greater than the ratemaking RRB Charge. In this way, the actual amount of cash that is received by the Company and remitted to the SPE is sufficient to pay the required amount to the bondholders every six months. Bondholders are aware that customers traditionally pay their bills on a 45 day lag. In order to guarantee that a sufficient amount of cash be available and remitted to them every six months after the issuance of the RRBs, the CTA must collect an additional 45 days worth of cash. CL&P has included a working capital allowance in its revenue requirement calculations to compensate the company for the additional costs due to the estimated 45 day lag period. Soderman PFT, pp. 37-43; Response to Interrogatory EL-44; Late Filed Exhibit No. 4; Tr. 9/21/00 pp. 117-119; Tr. 10/5/00 pp. 336-352.

     In this proceeding, the Company has limited the focus of its working capital adjustment to the specifics of funding the RRBs while ignoring the working capital allowance relative to all other CTA components. The Department finds it more appropriate to weigh the various leads and lags as it relates to all CTA revenue and expense components found reasonable for ratemaking purposes, as this better matches the allowance with the period for which rates are being set and is consistent with the total RRB Charge level that is being accomodated. The Department declines to consider adjustments to the working capital allowance in this proceeding, therefore, CL&P's working capital proposal must await the annual CTA review proceeding.

4.   CTA Shortfalls

     The Company testified that although it does not charge special contract customers any new charges for the CTA, it does apportion certain special contract revenues to CTA costs. Tr. 9/21/00, p.124. Consistant with that,
the RRB charge would be a component of the CTA.   When asked whether the
Company calculates the full CTA charge as being collected from special contract customers, the Company's witness responded, "I believe that is what we are intending to do, yes. And any shortfall in revenues associated with those customers, we are attributing to the distribution business." Tr. 9/21/00, p.125. The Company explained that it may be possible in some cases where more dollars are allocated to the first six rate components than were billed. Soderman PFT, pp. 31-32. In this case, the distribution component would be allocated as negative revenues. If this occurs, the Company requests that, to the extent necessary, allocation of special contract revenue to one of the other five rate components (other than the distribution and CTA components) be deferred along with the applicable carrying charge. During the hearing, the Company testified that they wanted to avoid the concept of CL&P's shareholders, in effect, subsidizing the rate reduction bonds. Tr. 9/21/00, p.125.

     Section 16-245d-2(a) of the Regulations of Connecticut State Agencies requires that any partial bill payments first be applied to the CTA, transmission, distribution, SBC, conservation and renewable energy before generation services. Since rates from all customers, including special contract customers, will exceed the non-generation components of rates, in no case will shareholders subsidize the RRB. The Department therefore rejects the Company's proposal.

5.    Ongoing Transaction Costs

     CL&P provided a list of the estimated Ongoing Transaction Costs that would be recovered annually through the RRB Charge amounting to approximately $1.66 million. Late Filed Exhibit No. 1. The primary Ongoing Transaction Costs are the servicing fee paid to CL&P as the servicer, and the overcollateralization fee, both are .05% of the initial principal amount of the RRBs. The additional ongoing transaction costs associated with the RRB Transaction include the administration fee, rating agency fees, legal and accounting fees, trustee fees and other miscellaneous costs of operating the SPE, if any. The current estimate for these additional costs totals $220,000 and are expected to vary each year. The Company requests that these costs be approved now and in the future without Department review. According to CL&P, the Finance Authority will review these expenses for reasonableness. While the Department will allow all reasonable ongoing transaction costs to be recovered annually through the RRB Charge, the Department cannot transfer its responsibilities of ensuring that rates are just and reasonable entirely to another agency. The Department will allow recovery of the ongoing transaction costs as estimated, but reserves its right to review the additional ongoing costs in the future if the annual combined total at any time exceeds $500,000.

F.   Servicing of RRBs

     CL&P will enter into a servicing agreement with one or more SPEs to perform servicing functions on behalf of each SPE, including billing and collecting the RRB Charge from CL&P's retail customers (Servicing Agreement). Pursuant to the Servicing Agreement, CL&P will act as Servicer of the Transition Property and will be responsible for calculating, billing, collecting, and remitting the RRB Charges. The Servicing Agreement will provide that CL&P, as initial Servicer, may not voluntarily resign its duties as Servicer or transfer its servicing obligations without obtaining the prior approval of the Department. As Servicer, CL&P will also be obligated to retain all books and records regarding the RRB Charge, subject to the right of each SPE to inspect those records. Englander PFT, p. 33.

     As consideration for its servicing responsibilities, CL&P or any successor Servicer will receive a periodic servicing fee (Servicing Fee), which will be recovered through the RRB Charge. In order to support each SPE's legal status separate and apart from CL&P, the Servicing Fee paid to CL&P must be market-based. The annual Servicing Fee, payable semiannually or more frequently, will be equal to 0.05% per annum of the initial principal balance of RRBs. The Servicing Fee represents a reasonable good faith estimate of an arm's-length, market-based fee for servicing RRBs. The Servicing Fee paid to CL&P will be lower than the Servicing Fee paid to a successor Servicer that does not concurrently bill the RRB Charge with charges for other services. Englander PFT, p. 34-35.

     CL&P or any successor Servicer will periodically remit (as frequently as required by the rating agencies and in all events within one calendar month of collection) collections of RRB Charges to the SPE. To the extent estimation of such collections is required, CL&P will design a methodology that will be satisfactory to the rating agencies and that will approximate most closely actual collections. On each payment date for the RRBs, the trustee for the SPE Debt Securities will release money from the Collection Account to the trustee for the RRBs, which in turn will pay (or cause to be paid) interest and principal on the RRBs to RRB holders. The SPE will also use the RRB Charge remittances to pay fees and expenses on the RRBs and to fund certain credit enhancement reserves.

     CL&P proposes that in the event of default by itself or any successor Servicer in payment of the RRB Charges to an SPE, the Department will, upon application by (1) the trustee or holders of the RRBs, (2) the trustee for the special purpose trust, (3) such SPE or its assignees, or (4) pledgees or transferees of the Transition Property and Other SPE Collateral, order the sequestration and payment to or for the benefit of such SPE or such other party of revenues arising with respect to the Transition Property and Other SPE Collateral. This will provide additional certainty that the RRB Charges will benefit the owner of the Transition Property and should serve to enhance the credit quality of the RRBs. Id.

     In accordance with Conn. Gen. Stat. Section 16-245g(e), amounts collected from a retail customer shall be allocated on a pro rata basis among
(i) the RRB Charge, (ii) any remaining portion of the CTA not the subject of this Financing Order, and (iii) CL&P's other charges.

     While the Department recognizes that such arms-length servicing fee is required to satisfy the true sale opinions and to establish bankruptcy-remoteness, the Department does not find that this servicing function is an incremental out-of pocket cost over and above what CL&P is already collecting in rates. CL&P testified that the servicing function will be performed using existing internal labor and these employees will be reimbursed through the servicing agreement. Tr. 9/21/00, pp. 98-106. The cost of these employees is already collected through the Company's approved distribution rates. So to fund them again would mean that the Company would collect this cost twice. Tr. 9/21/00, pp. 137-145. The Department will allow CL&P to recover the servicing fee as a cost of securitization; however, the Department will apply an amount equal to the servicing fee to the CTA, annually at the time of the CTA True-up, and reconcile actual costs of servicing by reducing CL&P's distribution rates for the internal labor costs in the next rate proceeding.

     CL&P also estimated a servicing start-up fee of $450,000 to get the computer systems in place to handle the billing and reporting of the RRB Charge and to train employees. Tr. 10/5/00, pp. 311-318 and 322-335. The Financing Authority has expressed concern whether the estimated servicing start-up fee of $450,000 represents an actual incremental cost to CL&P, but will be reviewing the reasonableness of this expense in the coming months. Late Filed Exhibit No. 1. The Department would deny recovery, to the extent that CL&P is training existing employees and using internal sources. The Department encourages the Company to keep actual costs to a minimum and to continue to work closely with the Financing Authority in their review of the reasonableness of these transaction cost estimates.

G.   Third Party Suppliers

     CL&P states that the potential billing, collecting and remittance of RRB Charges by a third party supplier (TPS) may pose a credit concern in that it introduces the risk of shortfalls in RRB Charge collection by exposing the cash flow to potential interruption due to default, bankruptcy or insolvency of the TPS. CL&P notes that this risk of interruption will increase risks to investors and ratepayers, potentially increasing the required credit enhancement or reducing the credit rating and increasing the rate of interest on RRBs. This may pose a real risk because many TPS will likely be unrated, start-up companies. CL&P concludes that such TPS billing may increase the RRB Charge resulting from interruption or delay in payment.

     In order to mitigate against these risks, satisfy rating agency concerns and reduce the cost to ratepayers, CL&P requests that any TPS should be required to comply with certain billing, collection and remittance procedures and information access requirements described in the Application and comparable to those in effect in other states in which stranded cost securitizations have been effected. CL&P indicates that these requirements are largely derived from rating agencies' criteria, as described in Exhibit 4 to the Application. Englander PFT, pp. 35-37.

     In accordance with the risk presented and corresponding potentially higher interest rate for the bonds, the Department will not authorize a TPS to bill and collect the RRB Charge for remittance to CL&P as Servicer (or any successor Servicer) unless such TPS meets specified creditworthiness criteria and complies with specified billing, collection, and remittance procedures and information access requirements. The Department will require creditworthiness standards and other procedures and requirements that are consistent with maintaining triple-A ratings on the RRBs. Such authorization must be consistent with the following minimum criteria, procedures, and requirements:

o The TPS must agree to remit the full amount of RRB Charge it bills to retail customers, regardless of whether payments are received from such customers, within 15 days after CL&P's (or any successor Servicer's) bill for such charges.

O     The TPS must provide CL&P (or any successor Servicer) with total monthly kWh usage information in a timely manner for the Servicer to fulfill its obligations, as such information is the basis of such remittance.

O     CL&P (or any successor Servicer) will be entitled, within seven days after a default by the TPS in remitting any RRB Charges billed, to assume responsibility for billing all charges for services provided by CL&P (or any successor Servicer), including the RRB Charges, or to switch responsibility to a third party.

O     If and so long as a TPS does not maintain at least a triple-B long term unsecured credit rating from Moody's Investors Service or Standard & Poor's Rating Services, such TPS shall maintain, with the Servicer or as directed by the Servicer, a cash deposit or comparable security equal to one month's maximum estimated collections of RRB Charges, as agreed upon by CL&P (or any successor Servicer) and the TPS.

H.   Credit Enhancement

     In order for RRB's to receive triple A-ratings, it is necessary to minimize the exposure to losses as a result, among other items, of shortfalls in sales of energy, delays in bill collections, and higher than expected uncollectible accounts. This will be accomplished with various forms of credit enhancement, including the various components of the Collection Account and the True-up Mechanism. Englander PFT, pp. 21-32.

     RRB Charges will be deposited in the Collection Account. This Account is comprised of four subaccounts which include: 1) The General Subaccount which will hold the RRB Charge Collections before each payment date. 2) The Overcollateralization Subaccount which will hold the overcollateralization discussed below. 3) The Capital Subaccount which will hold the initial capital contribution to the SPE. 4) The Reserve Subaccount which will hold any excess collections of RRB charges. Id.

     Overcollateralization constitutes an amount in excess of debt service on the SPE Debt Securities and the RRBs, and servicing and administrative expenses and any amount necessary to restore the capital contribution to the Capital Subaccount minimum balance. The overcollateralization amount required to achieve the highest credit rating will be finalized prior to the issuance of the SPE Debt Securities and the RRBs. It will depend primarily on rating agency requirements and tax considerations, subject to the approval of the Finance Authority, but is currently expected to be at least 0.50% of the initial prinicpal amount of the SPE Debt Securities and the RRBs.

     CL&P will adjust the RRB Charge, up or down, pursuant to a true-up mechanism established in accordance with Conn. Gen. Stat. Section 16-245i(c). The true-up mechanism is a periodic adjustment to the RRB Charge which accounts for any previous or projected over-or-under-collection of the RRB Charge. CL&P, as initial Servicer will account for, and ultimately credit to ratepayers, any amounts remaining in the Collection Account (other than the Capital subaccount and an amount equal to interest earning thereon) after the RRBs are paid in full. Such amounts include any overcollateralization amounts, including interest earnings thereon, or RRB Charge collections that remain after the Total RRB Payment Requirements have been discharged. Such amounts will be released to the SPE, in accordance with Conn. Gen. Stat. 245h(b), upon retirement of the RRBs and discharge of the Total RRB Payment Requirements. These benefits will inure to ratepayers through a credit to their CTA or, if there is no CTA, through a credit to other rates.

     CL&P may be required to obtain a letter of credit or other credit enhancement to protect against any cash collection losses resulting from the temporary commingling of funds. If such credit enhancement is required, the RRB Charge will be adjusted accordingly to cover the cost of such enhancement (other than credit enhancement obtained because CL&P is making RRB Charge remittances less frequently than daily).

     The type and actual cost of each form of credit enhancement will be included in the Company's Issuance Advice Letter that CL&P provides to the Department after closing of the issuance of the bonds. The Department finds that these forms of credit enhancement and the estimated fees are consistent with other state utilities that have applied for securitization financings. The Department recognizes the Company will be filing annual Routine/Non-routine True-up Letters that may adjust some components as originally filed in its Issuance Advice Letter. Therefore, the Department finds these estimates to be reasonable and will review the level of actual fees at the time the Company files its Issuance Advice Letter and will evaluate such adjustments in its annual CTA filing.

I.    Tax Considerations

     A key component of the Financing Order is that the SPE Debt Securities be treated for federal income tax purposes as debt of CL&P and not as a sale of assets. The economic benefits of the transaction could be eliminated effectively if the issuance of the RRBs and the SPE Debt Securities resulted in current income to CL&P upon receipt of the initial proceeds of the RRBs, or if CL&P were unable to deduct the interest payments on the RRBs from taxable income. Accordingly, CL&P has requested a private letter ruling from the Internal Revenue Service (IRS) seeking confirmation that the issuance of the RRBs and the SPE Debt Securities and transfer of the proceeds to CL&P for the recovery of eligible stranded costs will not result in gross income to CL&P or special purpose trust, and that the SPE Debt Securities will
constitute obligations of CL&P for federal income tax purposes.   Should the
IRS not provide such a ruling, or rule adversely, CL&P will reassess the RRB Transaction and, if possible, modify it to eliminate the risk of current taxation. If any such modifications would cause the structure to be outside the bounds described in the Application, or otherwise approved by the Department, CL&P shall take appropriate steps to seek additional Department approval. Based upon favorable IRS rulings previously issued in respect of RRB Transactions in California, Illinois, Pennsylvania, New Jersey, and Massachusetts, CL&P anticipates a favorable ruling. Application, Exhibit 4,
p. A-20; Tr. 9/21/00, pp. 89-94 and 113-115.

     The interest paid to holders of RRBs will be exempt from income taxes imposed in the State under Conn. Gen. Stat. Section 16-245j(c)(3), but will not be exempt from federal income taxes or taxes imposed by other states.

J.   Accounting and Financial Reporting

     The amount financed through the RRB Transaction is expected to be recorded in accordance with generally accepted accounting principles (GAAP) as long-term debt on the balance sheet of the SPE for financial reporting purposes. CL&P, each SPE, each special purpose trust, and the holders of RRBs will expressly agree pursuant to the terms of the applicable documents to treat the SPE Debt Securities as debt of such SPE secured by, among other things, the Transition Property and the Other SPE Collateral for this purpose. Because each SPE will be wholly-owned by CL&P, it is required that such SPE be consolidated with CL&P for financial reporting purposes under GAAP. Therefore, the SPE's debt will appear on the consolidated balance sheet of CL&P in its annual and quarterly financial filings to the Securities and Exchange Commission. For purposes of financial reporting to the Department, CL&P will exclude the SPE's debt from its capital structure. The RRB Transaction is not expected to impact CL&P's credit ratings, as it is expected that the rating agencies will determine that the RRBs, which are not supported by CL&P's general revenue stream, and not collateralized by the assets of CL&P, do not affect CL&P's creditworthiness. Therefore, it is anticipated that the rating agencies will exclude the RRBs as debt for purposes of calculating financial ratios.

K.   True-Sale Opinion and Collection Shortfalls

     Rating agencies will require acceptable opinions of bankruptcy counsel, at the time the SPE Debt Securities and the RRBs are issued, to the effect that the transfer of the Transition Property from CL&P to an SPE constitutes a legal true sale such that if CL&P were to become the subject of a bankruptcy or insolvency case, the Transition Property would not be part of CL&P's bankruptcy estate and therefore would not be subject to the claims of CL&P's creditors.

     Conn. Gen. Stat.   245k(h) expressly provides that transfers of
Transition Property, as described in that section and as approved in a financing order, shall be so treated for all purposes as an absolute transfer and true sale. In addition, the SPE Debt Securities and the RRBs will be nonrecourse to CL&P and its assets, other than the Transition Property sold to an SPE and the Other SPE Collateral.

     Another element of the bankruptcy analysis focuses on the separate legal status of CL&P and each SPE. Although each SPE will be wholly-owned by CL&P, the RRB Transaction will be structured so that, in the event of a bankruptcy of CL&P, each SPE's separate legal existence would be respected and the assets and liabilities of each SPE would remain separate from the estate of CL&P. The structural elements supporting such separate existence include, but are not limited to, requirements that each SPE be adequately capitalized, that CL&P be adequately compensated on an arm's-length basis for the servicing functions it performs in billing, collecting, and remitting the RRB Charges, that each SPE has at least two independent directors or managers, and that CL&P and each SPE take certain steps to ensure that creditors are not mislead as to their separate existence. These structural protections are very important because, without such protections, a bankruptcy court might invoke the doctrine of substantive consolidation and disregard each SPE's separate existence. Substantive consolidation is an equitable doctrine in bankruptcy cases that allows courts to disregard the separate existence of two or more affiliated entities to ensure the equitable treatment of all creditors and to maximize creditor recoveries. When entities are substantively consolidated in a bankruptcy proceeding, their assets and liabilities are pooled, thereby eliminating intercompany claims, and claims of third-party creditors against any of those entities are generally treated as claims against the common pool of assets created by consolidation.

     In order to preserve the bankruptcy-remote status of each SPE and the true-sale nature of the Transition Property and Other SPE Collateral once it is transferred to each SPE, CL&P cannot have any claim on the RRB Charges.
In its capacity as Servicer, CL&P will bill RRB Charges along with other charges for services rendered to retail customers obligated to pay such charges. If CL&P collects less than the full amount that is billed to such customers, it is not permitted to favor itself over each SPE, as owner of the Transition Property. In accordance with Conn. Gen. Stat. Section 16-245g(e), amounts collected from a Retail Customer obligated to pay the RRB Charge shall be allocated on a pro rata basis among (i) the RRB Charge, (ii) any remaining portion of the CTA not the subject of this Financing Order, and
(iii) CL&P's other charges.

L.   Savings/Benefits to Ratepayers

     Before approving a financing order, the Department must find that savings to ratepayers will result from securitization. No stranded costs shall be funded with the proceeds of rate reduction bonds (RRBs) unless the Company demonstrates that the resulting savings will be passed on to customers. Under CL&P's current cost of capital set by the Department, ratepayers pay a carrying charge of 10.85% on all outstanding regulatory assets. Soderman PFT, p. 43. CL&P argues that its ratepayers will benefit from securitization if the effective all-in cost of the approved transition costs is lower than the current rate of return of 10.85%. Based on current market conditions, CL&P anticipates that the carrying charge of 10.85% will be reduced to approximately 7.91% through the RRB Transaction resulting in lower carrying charges to be paid by ratepayers. CL&P estimates that the total net present value of savings to its ratepayers, as a result of securitization, will be $180 million. Soderman PFT, p. 44.

     Based upon the structure, methodology and assumptions as set forth in Exhibits RAS-2 through RAS-4 of the Application, CL&P represents that the RRB Transaction will result in net present value savings over the term of the RRBs and greater rate reductions than would be required to recover the eligible stranded costs if RRBs were not issued. CL&P states that the actual net present value savings and rate reductions resulting from the RRB Transaction will depend upon the actual amount of RRBs issued, market conditions at the time of the pricing of the RRBs, and the actual amount of eligible stranded costs to be securitized as discussed in Section II.B. The structure, pricing, terms and conditions of the RRBs will be subject to approval by the Financing Authority.

     Because securitizing at an all-in cost of less than 10.85% produces an immediate reduction in revenue requirements, allowing the Company quicker recovery of stranded costs, the Department finds that savings to ratepayers will result from securitization. While CL&P anticipates that securitization will result in savings to ratepayers of approximately $180 million, the Department notes that the amount of ratepayer savings is predicated on the final amount of Transition Property and on market conditions at the time of bond issuance. Upon issuance, a financing order is irrevocable and may not be altered by the Department. The Department must, therefore, rely on the Financing Authority to ensure that the maximum possible level of ratepayer savings is obtained.

     The Department also notes that although securitization will provide benefits to ratepayers, total savings are not large relative to overall stranded costs. This occurs for several reasons. First, the legislation limits the assets that can be securitized, specifically prohibiting nuclear assets. Second, interest rates for securitization bonds have increased over the past year reducing the spread between the company's cost of capital and the securitization rate. Finally, the Company now calculates savings associated with independent power contract buydowns and buyouts to be less than when the Company calculated the savings when the buyout/buydowns were first proposed. The Company could not explain why different methodologies and assumptions were used. Tr. 10/5/00, pp. 429-443 (Protected).

     The Department believes that the revenue requirement methodology used in this proceeding is appropriate. Although the savings are less than expected, they are still positive and ratepayers are better off with securitization than funding the buyouts using the Company's cost of capital. In the future, the Company should develop buyout/buydown payments and estimate savings consistent with this methodology.

K.   Use of Proceeds

     As set forth in the Application, CL&P proposes to use RRB proceeds to pay for transaction costs, reduce capitalization, pay call and tender premiums and refinancing costs associated with such capital reduction, and pay IPP buyout/buyout payments approved by the Department and as discussed in
Section II.B.

     CL&P will seek to deploy the total proceeds received related to restructuring, including those arising from asset sales, in a manner that maximize the net economic benefit to ratepayers. In carrying out any strategy relating to the use of proceeds, CL&P shall remain in compliance with its charter, loan agreement(s), bond indenture(s), this Financing Order and the Securitization Statute.

III.	FINDINGS OF FACT

1. Pursuant to Conn. Gen. Stat. Section 16-245j(b), the State pledges and agrees with the owners of the Transition Property and holders of RRBs that the State shall neither limit nor alter the RRB Charge, the Transition Property, this Financing Order, and all rights thereunder until RRBs, together with interest thereon, are fully met and discharged, unless adequate provision is made for the protection of the owners or holders.

2. The Securitization Statute also provides that Transition Property may be sold in a true sale transaction to a SPE to facilitate the issuance of RRBs and SPE Debt Securities.

3. The proposed structure is intended to minimize debt service costs, maximize ratepayer savings and create a substantially level RRB Charge over the life of the RRBs while obtaining the highest possible rating for the RRBs.

4. The final structure, pricing, terms, and conditions will be determined by CL&P at the time the RRBs are priced, subject to the approval of the Finance Authority as provided herein, and after input from the rating agencies, tax authorities, and the underwriters.

5. CL&P will securitize approved eligible stranded costs and will recover such amount, together with the transaction costs of issuing the RRBs and SPE Debt Securities, from its retail customers through the RRB Charge.

6. CL&P's right to collect the RRB Charge is irrevocable pursuant to Conn. Gen. Stat. Section 16-245i(b)(1), and the charge itself is non-bypassable to CL&P's customers pursuant to Conn. Gen. Stat. Section 16-245e(a)(2).

7. The Transition Property is the principal asset underlying the RRBs and represents a continuously existing property right created pursuant to Conn. Gen. Stat. Section 16-245h(a).

8. Total stranded cost permitted to be securitized as of January 1, 2001 is estimated to be $1.55 billion.

9. Call premiums incurred in the process of divesting generating assets are legitimate mitigation costs.

10. Greater savings result from securitizing the current balance of the regulatory asset than from securitizing the NPV of the regulatory asset.

11. Securitization of the proposed Transition Property results in clear benefits to ratepayers.

12. Each SPE will be formed for the limited purpose of acquiring the Transition Property and issuing and selling the SPE Debt Securities. It will not be permitted to engage in any other activities, and will have no assets other than the Transition Property and Other SPE Collateral.

13. CL&P will provide the intial capitalization of each SPE in an amount anticipated to be at least 0.50% of the initial principal balance of RRBs issued with respect to such SPE.

14. Each SPE will be managed by a management committee, which will have rights and authority similar to that of a board of directors for a corporation.

15. Because each SPE will be a special-purpose entity with limited business activities and no staffing, it is anticipated that each SPE will enter into an Administration Agreement with CL&P pursuant to which CL&P shall perform administrative services and provide facilities for each SPE to ensure that it is able to perform such day-to-day operations as are necessary to maintain its existence and perform its obligations under the RRB Transaction documents.

16. CL&P will sell all of its rights in the Transition Property to one or more SPE in transactions each of which under Conn. Gen. Stat. Section 16-245k(h) will be treated as a legal true sale and absolute transfer to such SPE.

17. To raise the funds to pay the purchase price of the Transition Property to CL&P, an SPE will issue and sell SPE Debt Securities to a special purpose trust established by the Finance Authority.

18. All of the assets of such SPE, including, without limitation, the Transition Property and the other collateral of the SPE (Other SPE Collateral), will be pledged as collateral to secure the SPE Debt Securities.

19. Investment income earned in the collection account and any subaccounts may be used to satisfy scheduled interest and principal payments and to replenish the SPE's equity and the scheduled overcollateralization amount as needed.

20. Any earnings in excess of required amounts in such collection accounts (other than the Capital Subaccount) will reduce the RRB Charge through the true-up mechanism.

21. SPE Debt Securities will take the form of promissory notes, the SPE Debt Securities, secured by a first priority statutory lien on all Transition
Property as provided in Conn. Gen. Stat.   16-245k(g), together with a pledge
of the Other SPE Collateral.

22. The form, interest rate, repayment schedule, classes, number and determination of credit ratings, and other characteristics of the RRBs and SPE Debt Securities will be determined at the time of pricing based on then-current market conditions, with the objective to achieve the lowest all-in financing cost possible.

23. The SPE Debt Securities and the RRBs will not be subordinated to the claims of any creditors or the equity owner of the SPE, other than for payments of trustee, servicing fees, and other specified transaction-related fees.

24. The RRBs and SPE Debt Securities will, by their terms, be nonrecourse to CL&P and its assets, and, in accordance with Conn. Gen. Stat. Section 16-245j(c)(1), will not be secured by a pledge of the general credit, full faith or taxing power of the State or any agency or subdivision of the State (other than the special purpose trust).

25. The SPE Debt Securities and RRBs will be secured by a pledge of all of the right, title, and interest of each SPE in the Transition Property and the Other SPE Collateral. The final terms and conditions of the SPE Debt Securities and the RRBs shall be subject to the approval of the Finance Authority.

26. The RRBs and SPE Debt Securities will have final maturities not later than December 31, 2011, in accordance with Conn. Gen. Stat. Section 16-245j(c)(6).

27. The RRBs and the SPE Debt Securities will be repaid from charges to all retail customers through the collection of the RRB Charge by CL&P or any successor to the CL&P distribution system, any other successor Servicer or any TPS from which the customer has chosen to receive electric service.

28. Pursuant to the Standard Offer Decision, the Company will recover securitized stranded costs and RRB costs from customers through a mechanism called RRB Charge.

29. The Company intends to designate ownership of the RRBs as a footnote to the CTA line item charge in the Account Messages section on customers' bills. The Company also indicated that it would work with the Department in formulating the language for the footnote.

30. The RRB Charge will be calculated and set at a level intended to result in customer cash collections that are sufficient to pay the principal and interest of the RRBs in accordance with the expected amortization schedule, costs of servicing the RRB's, operating expenses and funding of credit enhancements.

31. The RRB Charge calculation incorporates the following: (1) outstanding principal amount of the RRBs; (2) annual ongoing costs associated with RRBs;
(3) generally level debt service payments; (4) payments of principal and interest; (5) projected kWh sales; (6) estimated collection curves; (7) interest rates on RRB's and any hedge payment; (8) the period over which the RRB Charge being calculated and billed; and (9) overcollaterization and other subaccount funding.

32. The annual Servicing Fee, payable semiannually or more frequently, will be equal to 0.05% per annum of the initial principal balance of RRBs. The Servicing Fee represents a reasonable good faith estimate of an arm's-length, market-based fee for servicing RRBs.

33. Although each SPE will be wholly-owned by CL&P, the RRB Transaction will be structured so that, in the event of a bankruptcy of CL&P, each SPE's separate legal existence would be respected and the assets and liabilities of each SPE would remain separate from the estate of CL&P.

34. The servicing function is not an incremental out-of pocket cost over and above what CL&P is already collecting in rates.

35. There are no approved exit fees for CL&P and the Company is not allowed to impose such fees on its own.

36. Since rates from all customers, including special contract customers, will exceed the non-generation components of rates, in no case will shareholders subsidize the RRB.

37. While the Department will allow all reasonable ongoing transaction costs to be recovered annually through the RRB Charge, the Department cannot transfer its responsibilities of ensuring that rates are just and reasonable entirely to another agency.

38. It is the distribution company that is the only legally authorized entity allowed to engage in billing, collecting and remittance of RRB Charges.

39. RRB Charges will be deposited in the Collection Account. This Account is comprised of four subaccounts which include: 1) The General Subaccount which will hold the RRB Charge Collections before each payment date. 2) The Overcollateralization Subaccount which will hold the overcollateralization.
3) The Capital Subaccount which will hold the initial capital contribution to the SPE. 4) The Reserve Subaccount which will hold any excess collections of RRB charges.

40. The true-up mechanism is a periodic adjustment to the RRB Charge which accounts for any previous or projected over-or-under-collection of the RRB Charge.

41. The type and actual cost of each form of credit enhancement will be included in the Company's Issuance Advice Letter that CL&P provides to the Department after closing of the issuance of the bonds.

42. A key component of the Financing Order is that the SPE Debt Securities be treated for federal income tax purposes as debt of CL&P and not as a sale of assets.

43. The SPE Debt Securities and the RRBs will be nonrecourse to CL&P and its assets, other than the Transition Property sold to an SPE and the Other SPE Collateral.

44. Based upon the structure, methodology and assumptions as set forth in Exhibits RAS-2 through RAS-4 of the Application, the RRB Transaction will result in net present value savings over the term of the RRBs and greater rate reductions than would be required to recover the eligible stranded costs if RRBs were not issued.

45. The structure, pricing, terms and conditions of the RRBs will be subject to approval by the Financing Authority.

III.  CONCLUSION, AUTHORIZATIONS AND ORDERS

A.   CONCLUSION

The Department finds that this Financing Order is in the public interest and will not give CL&P an unfair competitive advantage as a result of the issuance of this Financing Order. The Department also finds that the issuance of RRBs and related transactions will result in direct savings to ratepayers. CL&P will be directed to submit a conforming Financing Order as modified by this Decision.

B.   AUTHORIZATIONS

1. The Company is authorized to securitize approved eligible stranded costs through the issuance of the RRBs and SPE Debt Securities.

2. The Company is authorized to issue RRBs in an amount no greater than $1.55 billion.

3. The Company is authorized to recover the amount equal to the proceeds of the RRBs as well as estimated up-front transactions costs, ongoing servicing and administrative expenses, costs of credit enhancements (other than credit enhancement obtained because CL&P is making RRB Charge remittances less frequently than daily) associated with the RRB Transactions, costs to mitigate expenditures and any other fee, cost or expense with respect to the RRBs as described in the Transaction Description.

4. The Company is authorized to assess and collect the eligible Stranded Costs related to the proceeds of the RRBs as well as the other associated costs referred to above in the RRB Charge.

5. The Company is authorized to assess and collect the RRB Charge from all of its retail customers in a manner that is applied equally to customers of the same class in accordance with methods of allocation in effect on July 1, 1998, and as further described in the Transaction Description. Such charge is irrevocable and non-passable and is to be assessed and collected by CL&P or any successor to the CL&P distribution system. The RRB Charge will be a monthly usage-based charge and may in the future include a pro rata component of any "exit fee" collected from any Retail Customer pursuant to Conn. Gen.
Stat.   16-245w.

6. CL&P is authorized to form and to capitalize one or more SPEs with an amount currently expected to equal approximately 0.50% of the initial principal balance of the RRBs. Each SPE will be formed for the limited purpose of acquiring the Transition Property and issuing and selling the SPE Debt Securities

7. CL&P is authorized to sell the Transition Property to an SPE in a manner consistent with an absolute transfer of all of CL&P's right, title, and interest, as in a legal true sale, of the Transition Property, in each case.

8. The Company is authorized to enter into a Sale Agreement, Servicing Agreement, and Administration Agreement, and other agreements and transactions with each SPE.

9. The Company is authorized to designate ownership of the RRB as a footnote to the CTA line item charge in the Account Messages section on customers' bills.

10. The Company is authorized to set the RRB Charge at a level intended to result in customer cash collections that are sufficient to pay the principal and interest of the RRBs in accordance with the expected amortization schedule, costs of servicing the RRB's, operating expenses and funding of credit enhancements.

11.   The Company is authorized to include the following items in the RRB
Charge: (1) outstanding principal amount of the RRBs; (2) annual ongoing costs associated with RRBs; (3) generally level debt service payments; (4) payments of principal and interest; (5) projected kWh sales; (6) estimated collection curves; (7) interest rates on RRB's and any hedge payment; (8) the period over which the RRB Charge is being calculated and billed; and (9) overcollaterization and other subaccount funding.

12. The Company is authorized to designate the Transition Property, which is a current irrevocable vested property right including, without limitation, the right, title, and interest of a public utility or a financing entity (i) in and to the RRB Charge established pursuant to this Financing Order, as adjusted periodically pursuant to Conn. Gen. Stat. Section 16-245i(b)(2) and this Financing Order, in an amount sufficient to pay the Total RRB Payment Requirements, (ii) in and to all revenues, collections, claims, payments, money or proceeds of or arising from the RRB Charge authorized pursuant to this Financing Order, and (iii) in and to all rights to obtain adjustments to
the RRB Charge pursuant to the terms of  Conn. Gen. Stat.   16-245i(b)(2) and
this Financing Order.

13. The Company is authorized to implement the methodology used to calculate the RRB Charge associated with the RRB Transaction (including, without limitation, the RRB Charge included in special contract customer rates as described in the CL&P Testimony) and the periodic adjustments thereto as described in the CL&P Testimony.

C.   Orders

     For the following Orders, submit an original and 8 copies of any requested material to the Executive Secretary, identified by Docket Number, Title and Order Number.

1. Within 10 days prior to the securitization financing request, CL&P shall submit a listing of the final securitized stranded cost amount.

2. After conferring with the Department and prior to utilization on customer's bills, the Company shall submit, for approval, the language for the RRB footnote.

3. At least two business days in advance of the RRB issuance, CL&P shall file with the Department, for informational purposes, an Issuance Advice Letter, subject to the approval of the Finance Authority, setting forth the final structural details of the SPE Debt Securities and the RRBs, including the repayment terms (in accordance with the expected amortization schedule), the initial RRB Charge, the amount necessary for credit enhancement, the identification of each SPE and special purpose trust, and the transaction costs of issuance, ongoing transaction expenses and a calculation confirming net savings to ratepayers as a result of the RRB Transaction. Such filing shall not be a condition to the effectiveness of this Financing Order or the issuance of the SPE Debt Securities and the RRBs and shall be automatically effective upon filing.

4. Within 90 days following the closing of the RRB Transaction, and within 60 days of the end of each fiscal quarter thereafter until the proceeds have been applied in full, CL&P shall file with the Department a report showing the use of RRB proceeds in compliance with this Financing Order. Such filing shall not be a condition to the effectiveness of this Financing Order or the issuance of SPE Debt Securities and the RRBs.

5. At least fifteen days prior to January 1 each year, CL&P as Servicer (or any successor Servicer) will file with the Department a Routine True-Up Letter. The resulting adjustments to the RRB Charge, up or down, shall be effective automatically on January 1 each year or on such other date as specified in the Routine True-Up Letter, notwithstanding the fact that the adjustment to the other components of the CTA occur simultaneously and may not become effective immediately. CL&P may also file quarterly or, in the last year the RRBs are outstanding, monthly Routine True-Up Letters in addition to the Routine True-Up Letter filed at least fifteen days prior to January 1 each year. Any such adjustments will be effective 15 days after the filing of the applicable Routine True-Up Letter. Beginning in the year prior to the expected final maturity date, quarterly or monthly adjustments may be performed.

6. In the event that CL&P, as Servicer, determines that the methodology used to calculate the RRB Charge requires adjustment to more accurately project and generate adequate RRB Charge collections, a Non-Routine True-Up Letter may be filed, with the resulting RRB Charge adjustment (reflecting such modification to the methodology or model) to be effective upon review and approval by the Department within 60 days after such filing.

7. Any amounts accounted for in the Reserve Subaccount, which represent collections in excess of the fully funded credit enhancement reserves, at the time that CL&P calculates a periodic RRB Charge adjustment, shall be
incorporated in such adjustment in accordance with Conn. Gen. Stat.   16-
245i(b)(2) and (c). CL&P, as initial Servicer (or any successor Servicer), shall account for and ultimately credit to ratepayers any amounts remaining in the Collection Account (other than the Capital Subaccount and an amount equal to interest earnings thereon) after the RRBs are paid in full. Such amounts include any overcollateralization amounts, including interest earnings thereon, or RRB Charge collections that remain after the Total RRB Payment Requirements have been discharged. Such amounts will be released to the SPE upon retirement of the RRBs and discharge of the Total RRB Payment Requirements. These benefits will inure to the benefit of ratepayers through a credit to their CTA or, if there is no CTA, through a credit to other rates.

8. At the time of the annual CTA filing, the Company shall provide the calculation of the total revenues collected through the non-securitized portion of the CTA based on any changes to the RRB Charge during the year.

9. The Company shall submit a conforming Financing Order reflecting modifications to the proposed Financing Order (Exhibit 4) no later than 7 days after the date of this Decision.




DOCKET NO. 00-05-01  APPLICATION OF THE CONNECTICUT LIGHT AND
                     POWER COMPANY FOR APPROVAL OF ISSUANCE
                     OF RATE REDUCTION BONDS AND RELATED
                     TRANSACTIONS

This Decision is adopted by the following Commissioners:

Glenn Arthur

Linda Kelly Arnold

Jack R. Goldberg




                           CERTIFICATE OF SERVICE

     The foregoing is a true and correct copy of the Decision issued by the Department of Public Utility Control, State of Connecticut, and was forwarded by Certified Mail to all parties of record in this proceeding on the date indicated.


Date
Nov. 8, 2000
Louise E. Rickard
Acting Executive Secretary
Department of Public Utility Control